Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Announces Closing of Public Offering of Common Stock and Exercise of Over-Allotment

Houston, Texas – March 19, 2012, Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) announced today the closing of its previously announced underwritten public offering of 21,000,000 shares of common stock. The underwriter has exercised the full over-allotment option of 3,150,000 shares. After giving effect to the exercise of the over-allotment option, the public offering consisted of 24,150,000 shares which were sold to the public at the price per share of $15.10.

The net proceeds of the offering, after deducting Cheniere’s estimated offering expenses, were approximately $351.9 million. Cheniere intends to use the net proceeds from the offering for general corporate purposes, including repayment of indebtedness.

The offering was made pursuant to an effective shelf registration statement previously filed with the U.S. Securities and Exchange Commission (the “Securities and Exchange Commission”). Credit Suisse Securities (USA) LLC served as the underwriter in the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cheniere is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction services. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.